Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated June 10, 2016, for the years ended December 31, 2015 and 2014 related to the financial statements of Sable Polymer Solutions, LLC for the years then ended, which appears in Ecoark Holdings, Inc.’s Form 8-K/A. We also hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Magnolia Solar Corporation of Ecoark Inc’s auditor report dated March 28, 2016 except for Note 15 dated July 26, 2016.

/s/ KBL, LLP

KBL, LLP

New York, NY

July 27, 2016

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